UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

Grandparents.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

589 Eighth Avenue, 6th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646-839-8800

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2014, Grandparents.com, Inc. (the “Company”) appointed Riaz Latifullah as its Chief Financial Officer. The Company and Mr. Latifullah have entered into an employment agreement (the “Agreement”) pursuant to which Mr. Latifullah will serve in such capacity. Mr. Latifullah was not appointed to such position pursuant to a prior arrangement or understanding between him and any other person, and he has no family relationship with anyone at the Company or any of its affiliates. Additionally, there are no transactions involving the Company and Mr. Latifullah that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

The Agreement is effective as of July 1, 2014 and will continue in full force and effect until the fifth (5th) anniversary of the effective date, at which time the Agreement will automatically renew for successive one-year terms unless either party provides written notice of its intention not to renew the Agreement no later than ninety (90) days prior to the end of the then current term, or unless the Agreement is terminated earlier in accordance with its terms.

Pursuant to the Agreement, Mr. Latifullah will be paid a base salary of $285,000 per year, subject to increase at the discretion of the Board of Directors of the Company. The Agreement also provides that the Company shall provide Mr. Latifullah with a furnished apartment in New York City and shall pay for basic utilities for such apartment. Mr. Latifullah is also entitled to reimbursement of weekly transportation expenses relating to his weekly round-trip travel from Washington, D.C. to New York City. In addition, Mr. Latifullah is entitled to participate in all bonus, incentive, pension or other type of benefit plans provided by the Company for the benefit of its officers or regular employees.

Mr. Latifullah was also granted an option to purchase 5,000,000 shares of the Company’s common stock pursuant to the Company’s 2012 Stock Incentive Plan (the “Option”). The option will vest with respect to 500,000 shares of the Company’s common stock on December 31, 2014. Commencing on December 31, 2015, the remaining unvested portion of the Option will vest in four (4) equal annual installments, subject to the attainment of certain “Performance Criteria” (as defined in the Agreement). Vesting of the Option is also subject to the continued employment of Mr. Latifullah as of the applicable vesting date.

The Company may terminate Mr. Latifullah’s employment for “Cause” (as defined in the Agreement) upon thirty (30) days’ advanced written notice to Mr. Latifullah, subject to Mr. Latifullah’s right to cure the event or events giving rise to such termination within thirty (30) days of his receipt of such notice. Mr. Latifullah may terminate the Agreement at his discretion, with or without “Good Reason” (as defined in the Agreement), upon thirty (30) days’ advanced notice to the Company.

In the event Mr. Latifullah’s employment is terminated by the Company without Cause or by Mr. Latifullah with Good Reason, the Company is required to provide the following not more than thirty (30) days following such termination: (i) a lump sum cash payment equal to his annual salary; provided, however that if such termination occurs within twelve (12) months after a “Change of Control” (as defined in the Agreement), then in lieu of such lump sum payment, the Company shall pay to Mr. Latifullah his unpaid salary through the end of the then current term of the Agreement; (ii) a lump sum payment equal to any awarded, but unpaid, bonuses and any accrued bonus (based on the target bonus for such year) or benefit; and (iii) COBRA payments for one (1) year. In addition, the unvested portion of the Option shall expire as of the date of such termination and the vested portion of the Option shall remain exercisable until the earlier of the third (3rd) anniversary of such termination date or July 1, 2019.

In the event Mr. Latifullah’s employment is terminated by the Company with Cause or by Mr. Latifullah without Good Reason, the Company shall pay to Mr. Latifullah his applicable base salary through the date of such termination. In addition, the unvested portion of the Option shall expire as of the date of such termination and the vested portion of the Option, if any, shall remain exercisable for a period of ninety (90) days from such termination date.

In the event the Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets or sells more than fifty (50%) percent of the outstanding shares of the Company’s common stock in one or a series of transactions, all unvested options held by Mr. Latifullah will immediately vest and become exercisable.

The Agreement also provides that Mr. Latifullah will be subject to confidentiality provisions and, for a period of one (1) year following his termination with Cause or without Good Reason, non-competition and non-solicitation restrictions. The Agreement also includes customary indemnification covenants in favor of Mr. Latifullah.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Item 8.01	Unregistered Sales of Equity Securities.

On June 30, 2014, the Company announced by press release that Mr. Latifullah was appointed as its Chief Financial Officer. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2014	GRANDPARENTS.COM, INC.

	By:	/s/ Steve Leber
Steve Leber
Chairman/Co-Chief Executive Officer